July 29, 1997



Wellsford Real Properties, Inc.
610 Fifth Avenue
New York, New York 10020

Dear Sirs:

                                                  We hereby consent to the
inclusion of our opinion in the Registration Statement (the "Registration Statement") on Form
S-11 of Wellsford Real Properties, Inc. (the "Company") relating to the sale of 12,242,719 shares of common stock, $.01 par value per share, of the Company, under the caption "Certain United States Federal Income Tax Considerations" and to the reference to this firm under the caption "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                  Very truly yours,



                                                  ROBINSON SILVERMAN PEARCE
                                                   ARONSOHN & BERMAN LLP